UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLIE F. BOLDEN (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

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New Independent Nominees Join Slate to Counter Steel Partners’ Slate

and Proxy Fight at Aerojet Rocketdyne

Gen. Kevin Chilton (Ret.), Thomas Corcoran, Eileen Drake and Gen. Lance Lord (Ret.) Issue Open Letter to Aerojet Rocketdyne Shareholders

Provide Update on the Business and Warren Lichtenstein’s Litigation and Proxy Fight

Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James also Nominated for Election to the Board of Directors at the 2022 Annual Meeting of Shareholders

EL SEGUNDO, Calif., March 1, 2022. Eileen Drake (Aerojet Rocketdyne’s CEO) and Gen. Kevin Chilton (Ret.), Thomas Corcoran and Gen. Lance Lord (Ret.) (three of its Independent Directors) (collectively, these non-Steel Partners Directors are referred to as the “Independent Directors”), speaking individually and not on behalf of the company, issued the following open letter to the shareholders of Aerojet Rocketdyne Holdings, Inc.:

Fellow Shareholders,

We are writing this open letter to Aerojet Rocketdyne’s shareholders with an important update.

Aerojet Rocketdyne’s business is hitting on all cylinders. In 2021, the Company grew sales by 6% to $2.188 billion, adjusted EBITDAP by 10% to $298.5 million and adjusted EPS by 18% to $1.97. The Company also generated $162 million of free cash flow, which exceeded Management’s stated goal of 100% of net income.

Over the past 5 years, the Company has significantly outperformed its peers and the S&P 500. The Company’s backlog is strong and the business is poised to deliver significant value creation in the near- and long-term.

Moreover, Aerojet Rocketdyne has been willing to explore all paths to deliver shareholder value. It has streamlined its business and announced a high premium deal with Lockheed Martin that ultimately was blocked by the Federal Trade Commission.

But the Company is facing a critical challenge today in the form of a proxy fight and litigation launched by Warren Lichtenstein and Steel Partners Holdings L.P. (“Steel Partners”). Mr. Lichtenstein is the founder of Steel Partners and serves as its CEO while also serving as Executive Chairman of Aerojet Rocketdyne. Mr. Lichtenstein and three of the current directors on the Aerojet Rocketdyne Board selected by him – and who have personal and/or business ties with him (collectively, the “Steel Partners Directors”) – are supporting this proxy fight and litigation to take control of the Board.

The Independent Directors did not invite this proxy fight, litigation or disruption. We believe Steel Partners’ actions threaten to undermine the execution of the business and continued profitable growth, and dissuade potentially interested parties from considering a strategic transaction with the Company. It is time for the Steel Partners Directors to be removed from Aerojet Rocketdyne’s Board.

We believe Steel Partners is attempting to:

•	Oust from the Board the CEO and the Independent Directors who have contributed to the Company’s 5+ years of strong outperformance,

•

Replace three of the current Independent Directors with three new directors selected by Mr. Lichtenstein (the “Steel Partners Nominees”) so all 7 directors on the Board would be comprised of Mr. Lichtenstein and his hand-picked candidates.

We would note that Mr. Lichtenstein is currently the subject of an investigation being conducted by independent counsel with respect to certain actions by Mr. Lichtenstein. This investigation was authorized by all of the non-executive directors, including Mr. Lichtenstein’s three incumbent directors.

Eileen Drake and the Independent Directors, who include Gen. Kevin Chilton (Ret.), Thomas Corcoran and Gen. Lance Lord (Ret.), believe that the Steel Partners proxy fight and litigation and the Steel Partners Nominees are not in the best interests of the Company and its shareholders. Accordingly, we have identified four director nominees – Gail Baker, Marion Blakey, Maj. Gen. Charles Bolden, Jr. (Ret.) and Deborah Lee James (collectively, the “Independent Nominees”; together with the “Independent Directors”, the “Independent Slate”) – that are truly independent and more diverse and experienced than the Steel Partners slate. Ms. Baker, Ms. Blakey, Maj. Gen. Bolden, Jr. (Ret.) and Ms. James have significant A&D sector expertise, executive experience and strong track records of shareholder value creation. We are nominating the Independent Nominees to counter the Steel Partners slate. We urge Aerojet Rocketdyne shareholders to support the Independent Nominees and Independent Directors by voting on the WHITE card at the upcoming Annual General Meeting.

Business Update

We are proud of Aerojet Rocketdyne’s role in developing technologies that defend our nation and enable the exploration of space. Delivering results for the Company’s customers and value for the Company’s shareholders are at the heart of every action we take. As we look ahead to an exciting new chapter for Aerojet Rocketdyne, we’d highlight several important facts:

This management team has a track record of delivering shareholder value fueled by strong revenue and profitability growth

The Company has delivered compelling shareholder returns during Ms. Drake’s tenure as CEO. The Company’s 121% five-year total shareholder return significantly outperformed the S&P Aerospace & Defense Select Index by 47% and the S&P 500 by 18%. Over that same period, the Company grew revenue by 4.4% annually, adjusted EBITDAP by 8.3% annually and adjusted EPS by nearly 20% annually.

5-Year TSR vs. S&P 500 Indices

Financial Evolution

            Revenue Growth                                             Adjusted EBITDAP Growth                     Adjusted EPS Growth

The future is bright – Aerojet Rocketdyne has established a diversified, well-balanced portfolio and sizeable backlog to drive growth and free cash flow generation

Aerojet Rocketdyne serves a diversified portfolio of programs and markets across high-priority areas of the defense and space sector. The Company’s differentiated capabilities position it to deliver robust, consistent cash flow. Aerojet Rocketdyne will also continue to monetize its real estate holdings, providing additional cash generation.

The Company’s large, multi-year awards – including Ground-Based Strategic Deterrent (“GBSD”), Terminal High Altitude Area Defense (“THAAD”), Standard Missile, NASA Space Launch System propulsion and the Orion spacecraft Main Engine – have driven growth and created a $6.8bn backlog that stands at more than three times the Company’s annual sales. These programs provide long-term visibility on revenue growth and continued enhanced operating leverage.

The Company has made significant operational improvements

Aerojet Rocketdyne continues to make operational improvements to drive new and existing programs. This includes strategic investments in advanced manufacturing processes, facility modernization and a highly skilled workforce. These enhancements have driven over 230 basis points of adjusted EBITDAP margin expansion since 2016.

The Company continues to invest in its Los Angeles facility to support NASA’s Space Launch System rocket and Artemis program, and its Huntsville facilities for GBSD and hypersonics. The Company’s decision to locate the headquarters of its Defense business and a newly-built, world-class manufacturing facility in Huntsville has driven operational improvement and increased customer engagement. In Camden, Arkansas, the Company has invested in world-class engineering and manufacturing development capabilities, including growing a highly-skilled workforce by over 70% over the past five years. Accomplishments enabled by the Company’s ongoing, high-return investments include advances in hypersonic propulsion, counter-ballistic and counter-hypersonic technologies and additive manufacturing.

Aerojet Rocketdyne’s innovative solutions align with Department of Defense and NASA priorities

The Company’s next generation solutions and strong alignment with national defense and space exploration priorities have positioned the company to create value for shareholders by acting as a vital player in the national and economic security of the United States, while continuing to create value for shareholders.

Our nation’s focus on hypersonics as a national security imperative makes use of Aerojet Rocketdyne’s broad range of world-class capabilities. The Company continues to develop and produce advanced scramjets, solid rocket motor boosters, warheads and missile defense technologies, and through the use of its additive manufacturing, has been able to dramatically reduce costs and development time for these new hypersonic capabilities.

In addition to hypersonics, Aerojet Rocketdyne continues to play a pivotal role in supporting the country’s space exploration. The Company powers NASA’s next generation heavy lift launch vehicle the Space Launch System, the Orion deep space craft that will carry astronauts beyond low Earth orbit, and advanced in space capabilities including propulsion that has now supported nine out of nine successful NASA landings on Mars, including the NASA Perseverance Mission in 2021.

Aerojet Rocketdyne’s leading capabilities in these important areas position the Company very well for sustained shareholder value creation.

The current Steel Partners Directors are connected to Steel Partners/Mr. Lichtenstein

Mr. Lichtenstein originally joined the Board in 2008 alongside James Henderson and Martin Turchin following a proxy fight by Lichtenstein against the Company. Mr. Henderson formerly served as CEO of Mr. Lichtenstein’s-controlled Steel Connect and held a number of roles with Steel Partners LLC, a subsidiary of Steel Partners Holdings. Mr. Turchin is the grandfather of Mr. Lichtenstein’s Chief of Staff at Steel Partners Holdings. Audrey McNiff subsequently joined the Board in 2020, and is the sister of one of the Board members at Steel Partners Holdings.

The Independent Slate is independent of Steel Partners — and we believe has significantly more experience and expertise than the slate nominated by Steel Partners.

The Aerojet Rocketdyne management team has delivered value for shareholders

From the date Mr. Lichtenstein joined the Company’s Board in 2008 until Ms. Drake was appointed CEO, the Company’s total shareholder return (TSR) underperformed the S&P Aerospace & Defense index by more than 30%. Conversely, since Ms. Drake became CEO, the Company’s TSR has outperformed the S&P Aerospace & Defense index. Mr. Lichtenstein’s proxy fight threatens to remove three independent directors (including two highly decorated generals – General Kevin Chilton, USAF (Ret.) and General Lance Lord, USAF (Ret.) – and a highly accomplished business leader – Thomas Corcoran), all with track records of driving shareholder value and valuable insight into the priorities of the Department of Defense, NASA and the Company’s customers in the supply chain.

It’s time for change

Accordingly, the Independent Directors are nominating Gail Baker, Marion Blakey, Maj. Gen. Charles Frank Bolden, Jr (Ret.). and Deborah Lee James (the Independent Nominees) to join the Independent Directors on the WHITE card for election to the Aerojet Rocketdyne Board of Directors at the 2022 Annual Meeting of Shareholders. Each of the Independent Nominees has relevant experience and a history of creating substantial value for shareholders and, together with the Independent Directors, will form a highly-qualified, diverse and experienced Board of Directors. We believe the Independent Directors and Nominees are far more qualified than the Steel Partners Directors to lead the company forward in the best interest of Aerojet Rocketdyne shareholders.

In addition to delivering much needed Board change, the Independent Directors will also commence a comprehensive review of strategic, financial and capital allocation alternatives and opportunities following the annual meeting. We will take a fresh look at the strategic landscape as we continue to seek to maximize shareholder value. And we will continue to update you on Aerojet Rocketdyne’s progress.

Thank you for your continued support.

Eileen P. Drake

Chief Executive Officer

Kevin Chilton, Thomas Corcoran, Lance Lord

Aerojet Rocketdyne’s Independent Directors

Biographies of the Independent Nominees

Gail Baker

Ms. Baker served as the President, Aftermarket services for Collins Aerospace from 2019 until her retirement in 2020. In this role, she led the $11 billion worldwide commercial and military aftermarket business and customer service organizations, and her responsibilities included customer-tailored solutions, long-term aftermarket programs, spares planning and delivery, asset management, technical and strategic planning and management of 14 global maintenance, repair and overhaul facilities. From 2017 to 2019, Ms. Baker served as the President, Intelligence, Surveillance, Reconnaissance and Space at Collins Aerospace. From 2015 to 2017, she served as the Vice President, Air Management Systems, European Entities and Aftermarket for UTC Aerospace Systems, a predecessor of Collins Aerospace. From 2011 to 2015, she also served as the President, Aerospace Customers and Business Development for UTC Aerospace Systems.

Ms. Baker currently serves as a director on the board of Leonardo DRS, serving on the Compensation Committee.

Marion C. Blakey

Ms. Blakey served as President and CEO of Rolls-Royce North America Inc. (RRNA) until 2018. Prior to joining Rolls-Royce, Blakey was President and CEO of the Aerospace Industries Association (AIA) for eight years where she provided the leading voice for the aerospace and defense industry representing more than 270 member companies.

From 2002 to 2007, Blakey was Administrator of the Federal Aviation Administration (FAA) where she operated the world’s largest air traffic control system and managed 44,000 employees and a $14 billion budget. Prior to 2002, she held several senior positions including Chairman of the National Transportation Safety Board (NTSB) and Administrator of the U.S. Department of Transportation’s National Highway Traffic Safety Administration (NHTSA), as well as ran her own consulting firm focusing on transportation and infrastructure issues.

Ms. Blakey currently serves as a director on the boards of Sun Country Airlines and New Vista Acquisition Corporation, and was previously a director at Alaska Air Group and Cobham PLC.

Maj. Gen. Charles F. Bolden, Jr. (Ret.)

Maj. Gen. Bolden (Ret.) was the Administrator of the National Aeronautics and Space Administration (NASA) from July 2009 until January 2017. Bolden’s 34 year career with the Marine Corps included 14 years as a member of NASA’s Astronaut Office. After joining the office in 1980, he traveled into orbit four times aboard the space shuttle between 1986 and 1994, commanding two of the missions and piloting two others. Today, in addition to his numerous professional affiliations, Maj. Gen. Bolden serves as the Founder and CEO Emeritus of The Charles F. Bolden Group, providing leadership in the areas of Space/ Aerospace Exploration, National Security, STEM+AD Education and Health Initiatives.

Maj. Gen. Bolden currently serves as a director on the boards of Atlas Air Worldwide Holdings, Ligado Networks LLC and Blue Cross Blue Shield of South Carolina, and was previously a director at Bristow Group, LORD Corp, Marathon Oil and GenCorp.

Deborah Lee James

Ms. James served as the 23rd Secretary of the United States Air Force, a position she held from December 2013 to January 2017. Prior to her role as Secretary of the Air Force, Ms. James held various executive positions during a 12-year tenure at Science Applications International Corporation (SAIC), most recently serving as Sector President, Technical and Engineering of the Government Solutions Group. SAIC is a provider of services and solutions in the areas of defense, health, energy, infrastructure, intelligence, surveillance, reconnaissance and cybersecurity to agencies of the U.S. Department of Defense (DoD), the intelligence community, the U.S. Department of Homeland Security, foreign governments and other customers. Earlier in her career, Ms. James served as Professional Staff Member for the House Armed Services Committee and as the DoD Assistant Secretary of Defense for Reserve Affairs.

Ms. James serves as a director on the boards of Textron Inc. and Unisys Corporation and is member of the Audit, Compensation and Nominating and Governance Committees at each company.

Biographies of the Incumbent Directors

Eileen P. Drake

Ms. Drake has served as CEO and President of the Company and as a member of the Board of Directors since June 2015. Immediately prior to these roles, she served as the Company’s COO from March 2015 to June 2015.

Before joining the Company, Ms. Drake held several senior positions with United Technologies Corporation (UTC), a multinational manufacturing conglomerate, from 2003 to 2015, including President of Pratt & Whitney AeroPower’s auxiliary power unit and small turbojet propulsion business from 2012 to 2015. From 1996 to 2003, Ms. Drake managed production operations at both the Ford Motor Company and Visteon Corporation where she was Ford’s product line manager for steering systems and plant manager of Visteon’s fuel system operation. Ms. Drake also served on active duty for seven years as a U.S. Army aviator and airfield commander of Davison Army Airfield in Fort Belvoir, Virginia.

Ms. Drake also serves as a director on the board of Woodward, Inc., serving as Chair of the Nominating and Governance Committee and on the Compensation Committee.

General Kevin P. Chilton, USAF (Ret.)

Gen. Chilton has served as a member of the Aerojet Rocketdyne Board of Directors since 2018. Gen. Chilton has served as president of Chilton & Associates LLC, an aerospace, cyber and nuclear consulting company, since 2011, when he retired from the U.S. Air Force after over 34 years of service completing his career as the Commander, U.S. Strategic Command, where he was responsible for the plans and operations for all U.S. forces conducting strategic nuclear deterrence, space and cyberspace operations.

From 2006 to 2007, Gen. Chilton served as Commander of Air Force Space Command, where he was responsible for all Air Force space and nuclear ICBM programs. From 1998 to 2006, Gen. Chilton held a number of positions in the Department of Defense including: Commander of the 9th Reconnaissance Wing; Commander of the 8th Air Force; Deputy Director of Politico-Military Affairs, Asia-Pacific and Middle East; Deputy Director of Programs; and acting Assistant Vice Chief of Staff of the Air Force. From 1987 to 1998, he served as a National Aeronautics and Space Administration (“NASA”) Astronaut, participating in three space shuttle flights and as Deputy Program Manager for Operations for the International Space Station Program.

Gen. Chilton also serves as a director on the board of Lumen Technologies, serving as Chair of the Risk & Security Committee.

Thomas A. Corcoran

Mr. Corcoran has served as a member of the Aerojet Rocketdyne Board of Directors since 2008. Mr. Corcoran has been President of Corcoran Enterprises, LLC, a management consulting company, since 2001. He also served as Senior Advisor of The Carlyle Group, a private investment firm, from 2001 to 2017. Mr. Corcoran has held a number of senior executive positions, including President and CEO of Gemini Air Cargo, Inc. (a Carlyle Group company) from 2001 to 2004; President and CEO of Allegheny Teledyne Incorporated from 1999 through 2000; and President and COO of Lockheed Martin Corporation’s Electronic Systems and Space & Strategic Missiles sectors from 1993 to 1999. Mr. Corcoran was also elected a corporate officer and rose to the number two position in G.E. Aerospace as VP and General Manager of G.E. Aerospace Operations in 1990, after beginning his career with General Electric Company in 1967.

Mr. Corcoran also serves as a director on the board of L3Harris Technologies, Inc., serving on the Audit and Finance Committees.

General Lance W. Lord, USAF (Ret.)

Gen. Lord has served as a member of the Aerojet Rocketdyne Board of Directors since 2015. Since retiring from the U.S. Air Force in 2006 after 37 years of military service, Gen. Lord has been a Senior Associate of The Four Star Group, LLC, a private aerospace and defense advisory and consulting group, since 2008. In 2010, Gen. Lord founded L2 Aerospace, LLC (now known as OmniTeq, LLC), an innovative company to shape and influence the business competition in the dynamic and emerging commercial, civil and defense aerospace markets.

While in the military, Gen. Lord held a number of significant posts, including Commander, Air Force Space Command, from 2002 to 2006, during which time he was responsible for the development, acquisition and operation of Air Force space and missile weapon systems. In that position, he led more than 39,700 personnel who provided space and intercontinental ballistic missile combat capabilities to the North American Aerospace Defense Command and U.S. Strategic Command. Gen. Lord also received several prestigious military decorations in his career, including the Distinguished Service Medal and Legion of Merit. He is also the 2014 recipient of the American Astronautical Society’s Military Astronautics Award.

Gen. Lord also serves as a director on the board of Frequency Electronics Corporation, serving on the Audit and Nomination and Governance Committees.

Important Information

These materials are provided by Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) on their own behalf, and not on behalf of Aerojet Rocketdyne Holdings, Inc. (the “Company”). The Incumbent Directors will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s annual meeting of stockholders. The Incumbent Directors will furnish the definitive proxy statement to its stockholders, together with a WHITE proxy card. STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov.

The Incumbent Directors together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James may be deemed participants in the solicitation of proxies from stockholders in connection with the matters to be considered at the upcoming annual meeting of Company stockholders. Information about the Incumbent Directors is set forth in the Company’s Proxy Statement for its last Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2021 and is available at the SEC’s website at www.sec.gov or the Company’s website at https://ir.aerojetrocketdyne.com/. Additional information regarding the interests of participants in the solicitation of proxies in connection with the upcoming annual meeting of stockholders will be included in the definitive proxy statement that the Incumbent Directors will file with the SEC.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release are based on current expectations and are subject to risks, uncertainty and changes in circumstances, which could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “believe,” “could,” “expect,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the forward-looking statements.

Contact: Eileen P. Drake; Phone: 310-387-8565; Email: eileenpdrake@gmail.com

Source: Committee for Aerojet Rocketdyne Shareholders and Value Maximization